                                    SUBLEASE

     This Sublease is made and entered into to be effective as of August 22, 1997 by and between COTTON STUFF, INC., a California corporation ("Sublessor") and PACIFIC COAST APPAREL COMPANY, INC. ("Sublessee"), with reference to the following facts:

     A. MASTER LEASE: Sublessor and CMG Corporation ("CMG") are the subtenants under a Sublease dated October 3, 1994, (the "Master Sublease") with SCKS, a general partnership (the "Master Sublessor") of certain office and warehouse space and associated parking located at 1620 South Los Angeles Street, Los Angeles, California (the "Property"). The Master Sublease is attached as Exhibit "A" and incorporated herein by this reference.

     B. SHARING AGREEMENT: Sublessor and CMG are also parties to a written Sharing Agreement dated August 22, 1997 whereby Sublessor and CMG have agreed to an allocation of the space in the Property, rent for the Property, and allocation of expenses relating to the Property. Under the Sharing Agreement, Sublessor has the right to use 7,850 square feet of office space and 21,500 square feet of warehouse space as reflected on Exhibit "A" to the Sharing Agreement (collectively, the "Premises"). Sublessor pays rent of $11,006.25 per month for the Premises. The Sharing Agreement is attached as Exhibit "B" and incorporated herein by this reference.

     C. ASSET AGREEMENT: Sublessee has today entered into an Agreement and Bill of Sale For Purchase of Assets of Cotton Stuff, Inc., whereby Sublessee's subsidiary will become the owner of substantially all of the assets of Sublessor.


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     D.   ASSIGNMENTS:  By this Sublease, Sublessor is assigning to Sublessee certain of its rights under the Master Sublease and its rights to the Premises, all on the terms and conditions. Sublessee may assign this Sublease to its wholly owned subsidiary, Pacific Coast Apparel Sub, Inc., provided, however, that Sublessee shall remain jointly responsible for the obligations of Sublessee hereunder.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

I.   SUBLEASE OF PREMISES:

     A. SUBLEASE: Sublessor hereby subleases the Premises to Sublessee and Sublessee hereby leases the Premises from Sublessor on the terms and conditions of this Sublease. The effectiveness of this Sublease is conditioned upon Sublessor's receipt of the Master Sublessor and, if necessary, the landlord under the ground lease wherein Master Sublessor is the tenant.

     B. EXISTING SUBLEASES: This Sublease is subject to (1) the oral month-to-month sublease of approximately 3,600 square feet of warehouse space in the Premises by Sublessor to Schferes Fashions at a rate of $2,000 per month and
(2) the oral month-to-month sublease of approximately 1,200 square feet of office space in the Premises by Sublessor to R.L.M. Industries, Inc. at a rate of $1,200 per month. Sublessor hereby assigns to Sublessee all of Sublessor's rights under such oral leases effective as of the date hereof. Sublessee shall have the right to terminate such subleases in accordance with their terms.


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II.  TERM AND POSSESSION:

     The term of this Sublease shall be from August 22, 1997 until March 30, 2000. Sublessor shall deliver possession of the Premises on August 22, 1997. Sublessee shall vacate the Premises upon expiration or earlier termination of this Sublease. Sublessee shall reimburse Sublessor for and indemnify Sublessor against all damages which Sublessor incurs from Sublessee's delay in vacating the Premises. If Sublessee does not vacate the Premises upon the expiration or earlier termination of this Sublease and Sublessor does not consent to such continued occupancy, and Sublessor thereafter accepts rent from Sublessee, Sublessee's continued occupancy of the Premises shall be deemed to be a "month-to-month" tenancy, except that the rent then in effect for the Premises shall increase by twenty five percent (25%).

III. RENT AND SECURITY DEPOSIT:

     A. RENT: Sublessee shall pay Sublessor, as rent for the Premises, an amount equal to Eleven Thousand Six and 25/100 Dollars ($11,006.25) per month, payable on the first day of each month beginning on September 1, 1997. At the request of Sublessor, Sublessee agrees to pay such rent directly to Master Sublessor.

     B. COSTS AND EXPENSES: Sublessee shall pay the following costs and expenses relating to the Property as the same become due and payable: (1) all charges for water, power, fire sprinkler line and HVAC maintenance, (2) all charges for garbage collection and pest control, (3) all building maintenance obligations of Sublessor under the Master Sublease and (4) all salary, benefits and payroll-related costs and expenses, including without limitation payroll


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taxes, for a parking lot attendant.  Sublessor shall obtain reimbursement from
CMG for Sublessee of CMG's share of the foregoing expenses on the terms set forth in the Sharing Agreement. Sublessee shall be entitled to receive 50% of all revenues from the operation of the parking lot.


     C. SECURITY DEPOSIT: Concurrently with its execution of this Sublease, Sublessor is assigning to Sublessee all of Sublessor's right to Sublessor's portion of the $11,850 of the security deposit presently held by the Master Sublessor. it is agreed that if Sublessee defaults in respect of any of the terms, provisions and conditions of this Sublease, including but not limited to the payment of rent, Sublessor may use, apply or retain the whole or any part of the security so refunded to Sublessor by Master Sublessor to the extent required for the payment of any rent or any other sum as to which Sublessee is in default or for any sum which Sublessor is required to expend by reason of Sublessor's default in respect of any of the terms, covenants or conditions of this Sublease, including terms of the Master Lease incorporated herein. In the event Sublessee complies fully with all of the terms, provisions and conditions of this Sublease, the full amount of such security shall be returned to Sublessee after the end of the Sublease and after Sublessee has delivered possession of the Premises to Sublessor.

     D. Except as provided in this Article III, Sublessee shall not be responsible for any rent, claims or other charges made by CMG or the Master Sublessor under the Master Sublease, except for charges assessed as a result of any violation(s) of this Sublease by Sublessee.

IV.  USE AND OCCUPANCY:


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     The Premises shall only be used by Sublessee for the warehousing, finishing and wholesaling of apparel. Sublessee shall at all times comply fully with all rules and regulations of the Master Sublessor applicable to the Premises.

V.   COMPLIANCE WITH MASTER SUBLEASE:

     Sublessee shall at all times comply fully with all obligations of Sublessor under the Master Sublease, except for the obligations under Paragraphs 4 and 5 thereof, subject to the allocations under the Sharing Agreement. As between Sublessor and Sublessee, Sublessor shall have all rights and remedies of the Master Sublessor under the Master Sublease. All of Sublessee's rights are subject, at all times, to the rights of the Master Sublessor under the Master Sublease. Sublessor shall, however, timely provide Sublessee with copies of all notices sent or received under the Master Sublease.

     Executed this _____ day of _______________, 1998.


SUBLESSOR:                              SUBLESSEE:

COTTON STUFF, INC.                      PACIFIC COAST APPAREL COMPANY, INC.




By:                                     By:
   --------------------------------        --------------------------------
     Its:                                    Its:


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